Exhibit 99.1

Cryoport Reports First Quarter 2022 Results

▪	Revenue of $52.3 million

▪	Provides Full Year 2022 Revenue Guidance of $260-$265 million

▪	Expansion and advancement of robust clinical pipeline continues – now supporting a record 609 clinical trials, with Phase 3 clinical trials increasing from 69 to 81 year over year

▪	Cash and short-term investments of $600 million

NASHVILLE, Tennessee, May 5, 2022, - Cryoport, Inc. (NASDAQ: CYRX) (“Cryoport” or the “Company”), a global leader in temperature-controlled supply chain solutions for the life sciences industry, today announced financial results for the three months ended March 31, 2022.

Jerrell Shelton, CEO of Cryoport, commented, “Overall, our businesses performed well in the first quarter although revenue was adversely impacted by approximately $9.4 million from the previously disclosed fire at our New Prague, MN manufacturing plant. We believe the impact was isolated to the first quarter of 2022 and we intend to recapture the revenue throughout the remainder of 2022. Production at the New Prague manufacturing operation has returned to full capacity and the demand for cryogenic equipment and systems continues to be very strong. Consequently, we will be expanding our overall manufacturing capacities to meet the demand for our market-leading products and systems.

“Our teams continue to execute at a very high level. Biopharma/Pharma revenue was $43.0 million for the first quarter of 2022 compared to $42.4 million for the first quarter of 2021. Revenue from commercial therapies for the quarter grew 53.5% to a record $3.9 million and we grew our overall pipeline of business. We now support a record 609 clinical trials in regenerative medicine, with 277 of those trials in Phase 2 and 81 trials in the pivotal Phase 3. Overall, revenue growth in the Biopharma/Pharma market was driven by our support of global clinical trials and commercially launched therapies as well as our supply chain and biostorage services. Revenue in this market was adversely impacted by approximately $6.7 million from the fire at our New Prague manufacturing plant.

“Animal Health demand, which is primarily driven by protein production, was strong for both products and services. However, revenue decreased 24% to $6.8 million for the first quarter of 2022 due to the aforementioned fire at our New Prague manufacturing plant which was adversely impacted by approximately $2.4 million.

“We continued to grow in the Reproductive Medicine market as IVF technologies continue to become more commonly available. As a result, our revenue increased by 32% to $2.5 million for the first quarter of 2022. CryoStork® logistics solutions and cryogenic shipper products drove this strong demand; however, this market was also adversely impacted by the fire at our New Prague manufacturing plant by approximately $0.3 million.

“We closed the first quarter with approximately $600 million in cash and cash equivalents and short-term investments, strengthened our position in the high growth APAC and EMEA regions through the acquisition of Cell&Co BioServices in France, and continue to rapidly expand our footprint and services with the grand openings of the first two of our new Global Supply Chain Centers next month, which is the beginning of our new Global Supply Chain Center Network, to include comprehensive Good Manufacturing Practice (GMP) Bioservices.”

Mr. Shelton concluded, “We believe our long-term growth prospects for Cryoport are excellent as we continue to build out a premier comprehensive supply chain company serving the life sciences industry. Our outlook for the remainder of the year is solid. We expect full year revenue for 2022 to be between $260 to $265 million, representing a 17% to 19% increase over 2021 revenue.”

In tabular form, revenue by market for the three months ended March 31, 2022, as compared to the same period in 2021 was as follows:

Cryoport, Inc. and Subsidiaries
Total revenues by market
(unaudited)

	Three Months Ended March 31,
(in thousands)	2022	2021	% Change
Biopharma/Pharma	$43,011	$42,393	1%
Animal Health	6,794	8,997	-24%
Reproductive Medicine	2,497	1,894	32%
Total revenues	$52,302	$53,284	-2%

Note: Q1-2022 revenue was negatively impacted by approximately $9.4 million from the previously disclosed fire at our New Prague manufacturing plant.

Total Biopharma/Pharma revenue increased by $0.6 million, or 1%, to $43.0 million for the first quarter of 2022 compared to $42.4 million for the first quarter of 2021, driven by strong revenue growth from our support of commercial therapies of 53.5%, however partially offset by the adverse impact of the New Prague fire of approximately $6.7 million.

As of March 31, 2022, the Company supported nine (9) commercial therapies and a net total of 609 clinical trials, a net increase of 66 clinical trials over first quarter 2021 and an increase of seven (7) clinical trials from year-end 2021. Enveloped in these trials are revolutionary advances in developing new therapies; for example, the positive findings for engineered natural killer cells. The number of trials in Phase 3 we support grew to 81 as of the end of the first quarter further signaling the maturing of our pipeline of clinical trials. The number of trials by phase and region are as follows:

Cryoport Supported Clinical Trials by Phase

	March 31,
Clinical Trials	2020	2021	2022
Phase 1	195	222	251
Phase 2	208	252	277
Phase 3	62	69	81
Total	465	543	609

Cryoport Supported Clinical Trials by Region

	March 31,
Clinical Trials	2020	2021	2022
Americas	384	429	477
EMEA	65	86	99
APAC	16	28	33
Total	465	543	609

During the first quarter of 2022, Gilead’s Yescarta® was approved by the FDA as a second line treatment for relapsed/refractory large B-cell lymphoma, Bristol Myers’ Breyanzi® received approval in the EU for the third line treatment of relapsed/refractory large B-cell lymphoma, and Legend/Janssen received approval for Carvykti™ in the EU for a fifth line treatment of multiple myeloma. A total of two (2) Cryoport supported Biologic License Applications (BLAs) or Marketing Authorization Applications (MAAs) were filed in first quarter 2022. During the remainder of 2022, we anticipate up to an additional 15 filings, three (3) new therapy approvals, and an additional seven (7) label or geographic expansion approvals. Also, we are now forecasting a combined total of 20 BLA or MAA filings in 2023, up from our previous estimate of 12.

Financial Highlights

•	Total revenue for the first quarter of 2022 was $52.3 million compared to $53.3 million for the first quarter of 2021, a year-over-year decrease of 2%, which was adversely impacted by approximately $9.4 million from the fire at our New Prague manufacturing plant. The revenue impact from the fire is expected to be isolated to the first quarter of 2022.

•	Biopharma/Pharma revenue was $43.0 million, a gain of 1% or $0.6 million for the first quarter of 2022 compared to $42.4 million for the first quarter of 2021. Revenue from commercial therapies was $3.9 million, an increase of 53.5% compared to the first quarter of 2021. Overall, revenue growth in this market was driven by the support of global clinical trials and commercially launched therapies as well as general demand for our logistics and biostorage services. Revenue in this market was adversely impacted by approximately $6.7 million from the New Prague fire.

•	Animal Health revenue was $6.8 million, a decrease of 24% or $2.2 million for the first quarter of 2022 compared to $9.0 million for the first quarter of 2021, which was adversely impacted by approximately $2.4 million from the New Prague fire.

•	Reproductive Medicine revenue increased to $2.5 million, a gain of 32% or $0.6 million for the first quarter of 2022 compared to $1.9 million for the first quarter of 2021.The increase was driven by strong demand for our CryoStork® logistics solutions and cryogenic shippers, partially offset by the adverse impact of the New Prague fire of approximately $0.3 million.

•	Gross margin was 42.7% for the first quarter of 2022 compared to 46.1% for the first quarter of 2021 and up 180 basis points sequentially. Year over year, first quarter 2022 gross margin was affected by increased costs due to global supply chain constraints as well as continued investments in our growth initiatives within all our operating companies.

•	Operating costs and expenses increased by $4.5 million, or 17% to $30.2 million for the first quarter of 2022 compared to $25.7 million for the first quarter of 2021. The increase was primarily attributable to the further build out of our competencies, infrastructure, and technology development to support the continuing scaling of our business and demand for Cryoport’s systems and solutions. Sequentially, operating costs and expenses were down by $1.3 million in part due to a reduction in professional services and consulting services for certain engineering projects.

•	Net loss to common stockholders was $15.4 million, or $0.31 per share, for the first quarter of 2022, and was partially impacted by a $4.9 million non-cash expense related to an unrealized loss on the mark-to-market value of certain securities investments. This compares to a net loss attributable to common stockholders of $5.7 million, or $0.13 per share, for the first quarter of 2021.

•	Adjusted EBITDA for the quarter ended March 31, 2022 was $1.8 million compared to Adjusted EBITDA of $7.2 million for the same period in 2021, which primarily reflects the increased investments in our growth initiatives for the first quarter of 2021.

•	Cryoport held $600 million in cash, cash equivalents and short-term investments as of March 31, 2022.

•	Share Repurchase - On March 11, 2022, the Company announced that its board of directors authorized a repurchase program through December 31, 2025, authorizing the repurchase of common stock and/or convertible senior notes in the amount of up to $100.0 million. The Company purchased 306,300 shares of its common stock under the repurchase program during the three months ended March 31, 2022, at an average price of $27.24 per share, for an aggregate purchase price of $8.3 million and we have remained active in the market into the second quarter of 2022. These shares were returned to the status of authorized but unissued shares of common stock.

Note: All reconciliations of GAAP to adjusted (non-GAAP) figures above are detailed in the reconciliation tables included later in the press release.

Outlook

The Company is providing full year 2022 revenue guidance of $260 - $265 million which represents an increase of approximately 17% to 19% over 2021 revenue. The company expects that revenue will primarily be driven by the record backlog for cryogenic freezer and shipper systems and solutions, growth from our support of clinical trials and commercially launched therapies from our cell the gene therapy clients, growth in temperature-controlled logistics and transport and the expanded client utilization of our new and expanding biostorage services.

The Company’s guidance is dependent on its current business and expectations, which may be impacted by, among other things, factors that our outside of our control, such as the ongoing and prolonged COVID-19 pandemic, supply chain constraints and inflationary pressures, as well as the other factors described in the Company’s filings with the Securities and Exchange Commission (“SEC”), including its Annual Report on Form 10-K for the year ended December 31, 2021 and in its subsequent filings with the SEC.

Additional Information

Further information on Cryoport’s financial results is included in the attached condensed consolidated balance sheets and statements of operations, and additional explanations of Cryoport’s financial performance are provided in the Company’s quarterly report on Form 10-Q for the three months ended March 31, 2022, which is expected to be filed with the SEC on May 5, 2022. Additionally, the full report is available in the SEC Filings section of the Investor Relations section of Cryoport’s website at www.cryoport.com.

Earnings Conference Call Information

IMPORTANT INFORMATION: A document titled “Cryoport First Quarter 2022 In Review”, providing a review of Cryoport’s recent financial and operational performance and a general business update, will be issued at 4:05 p.m. EDT on Thursday, May 5, 2022. The document is designed to be read by investors before the questions and answers conference call and will be accessible at: http://ir.cryoport.com/events-and-presentations.

Cryoport management will host a conference call at 5:00 p.m. EDT on May 5, 2022. The conference call will be in the format of a questions and answers session and will address any queries investors have regarding the Company’s reported results. A slide deck will accompany the call.

Conference Call Information

Date:	May 5, 2022

Time:	5:00 p.m. EDT

Dial-in numbers:	1-855-327-6837 (U.S.), 1-631-891-4304 (International)

Confirmation code:	Request the “Cryoport Call”

Live webcast:	‘Investor Relations’ section at www.cryoport.com or click here. Please allow 10 minutes prior to the call to visit this site to download and install any necessary audio software.

Questions and answers will be recorded and available approximately three hours after completion of the live event on the Investor Relations section of the Company's website at www.cryoport.com for a limited time. To access the replay of the questions and answers, please follow this link. A dial-in replay of the call will also be available to those interested, until 11:59 p.m. ET on May 12, 2022. To access the replay, dial +1 844-512-2921 (United States) or +1 412-317-6671 (International) and enter replay pin number: 10018752.

About Cryoport, Inc.

Cryoport, Inc. (Nasdaq: CYRX), headquartered in Nashville, TN, is a global leader in temperature-controlled supply chain solutions for the life sciences industry supporting life-saving cell and gene therapies across the clinical and commercial spectrum. With 35 strategic locations covering the Americas, EMEA (Europe, the Middle East and Africa) and APAC (Asia Pacific), Cryoport’s global platform provides mission-critical solutions, services, and products to Biopharma, Animal Health, and Reproductive Medicine customers worldwide. In addition to its standard setting supply chain solutions, Cryoport is the world’s largest manufacturer of cryogenic systems and one of the largest life science focused specialty couriers.

For more information, visit www.cryoport.com or follow @cryoport on Twitter at www.twitter.com/cryoport for live updates.

Forward-Looking Statements

Statements in this press release which are not purely historical, including statements regarding the Company’s intentions, hopes, beliefs, expectations, representations, projections, plans or predictions of the future, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, those related to the Company’s industry, business, long-term growth prospects, plans, strategy, acquisitions, future financial results and financial condition, such as the Company’s outlook and guidance for full year 2022 revenue and the related factors expected to drive revenue, projected trends in the markets in which the Company operates, the Company’s expectations relating to the fire at its New Prague manufacturing plant, including its belief that the revenue impact from the fire was isolated to the first quarter of 2022 and its expectation to recapture lost revenue from the fire during the first quarter through the remainder of 2022, the Company’s intention to expand overall manufacturing capacities, the Company’s repurchases of shares of its common stock, and regulatory approvals with respect to the products of the Company’s clients. It is important to note that the Company’s actual results could differ materially from those in any such forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to, risks and uncertainties associated with the effect of changing economic conditions, including as a result of the COVID-19 pandemic and its variants, trends in the products markets, variations in the Company’s cash flow, market acceptance risks, and technical development risks. The Company’s business could be affected by a number of other factors, including the risk factors discussed in the Company’s Securities and Exchange Commission (“SEC”) reports including, but not limited to, the Company’s Annual Report on Form 10-K for the year ended December 31, 2021, and any subsequent filings with the SEC. The forward-looking statements contained in this press release speak only as of the date hereof and the Company cautions investors not to place undue reliance on these forward-looking statements. Except as required by law, the Company disclaims any obligation, and does not undertake to update or revise any forward-looking statements in this press release.

Cryoport Investor Contacts:

Todd Fromer

KCSA Strategic Communication

tfromer@kcsa.com

P: 1-212-896-1203

Cryoport, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
(unaudited)

	Three Months Ended March 31,
(in thousands, except share and per share data)	2022	2021
Revenues:
Services revenues	$32,910	$26,765
Product revenues	19,392	26,519
Total revenues	52,302	53,284
Cost of revenues:
Cost of services revenues	18,718	15,552
Cost of product revenues	11,243	13,182
Total cost of revenues	29,961	28,734
Gross Margin	22,341	24,550
Operating costs and expenses:
Selling, general and administrative	26,622	21,388
Engineering and development	3,538	4,304
Total operating costs and expenses:	30,160	25,692
Loss from operations	(7,819)	(1,142)
Other income (expense):
Investment income	1,264	398
Interest expense	(1,491)	(1,210)
Other expense, net	(5,017)	(535)
Loss before provision for income taxes	(13,063)	(2,489)
(Provision for) benefit from income taxes	(341)	(1,038)
Net loss	$(13,404)	$(3,527)
Paid-in-kind dividend on Series C convertible preferred stock	(2,000)	(2,196)
Net loss attributable to common stockholders	$(15,404)	$(5,723)
Net loss per share attributable to common stockholders - basic and diluted	$(0.31)	$(0.13)
Weighted average common shares outstanding - basic and diluted	49,660,579	43,804,483

Cryoport, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets

	March 31,	December 31,
	2022	2021
(in thousands)	(unaudited)
Current assets:
Cash and cash equivalents	$134,448	$139,101
Short-term investments	465,063	489,698
Accounts receivable, net	35,837	39,412
Inventories	22,062	16,501
Prepaid expenses and other current assets	8,363	8,804
Total current assets	665,773	693,516
Property and equipment, net	50,734	49,029
Operating lease right-of-use assets	17,948	20,675
Intangible assets, net	197,608	201,427
Goodwill	146,591	146,954
Deposits	944	950
Deferred tax asset	1,734	419
Total assets	$1,081,332	$1,112,970

Current liabilities:
Accounts payable and other accrued expenses	$28,309	$28,583
Accrued compensation and related expenses	12,096	9,912
Deferred revenue	517	547
Operating lease liabilities	3,321	3,542
Other liabilities	53	61
Total current liabilites	44,296	42,645
Convertible senior notes , net	404,803	404,171
Note payable, net	1,048	1,086
Operating lease liabilities, net	15,639	18,144
Deferred tax liability	5,002	4,018
Other long-term liabilities	372	349
Contingent consideration	738	729
Total liabilities	471,898	471,142
Total stockholders' equity	609,434	641,828
Total liabilities and stockholders' equity	$1,081,332	$1,112,970

Note Regarding Use of Non-GAAP Financial Measures

This news release contains adjusted EBITDA, a non-GAAP financial measure as defined in Regulation G of the Securities Exchange Act of 1934.

Adjusted EBITDA is defined as net loss adjusted for interest expense, income taxes, depreciation and amortization expense, stock-based compensation expense, acquisition and integration costs, investment income, unrealized loss on investments and charges or gains resulting from non-recurring events.

This non-GAAP financial measure is not calculated in accordance with generally accepted accounting principles (GAAP), is not based on any comprehensive set of accounting rules or principles and may be different from non-GAAP financial measures presented by other companies. Non-GAAP financial measures, including adjusted EBITDA, should not be considered as a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP.

In evaluating Cryoport's performance, management uses non-GAAP financial measures to supplement financial statements prepared under GAAP. Management believes adjusted EBITDA provides a useful measure of Cryoport's operating results, a meaningful comparison with historical results and with the results of other companies, and insight into Cryoport's ongoing operating performance. Further, management and the Board of Directors utilize adjusted EBITDA to gain a better understanding of Cryoport's comparative operating performance from period-to-period and as a basis for planning and forecasting future periods. Management believes adjusted EBITDA, when read in conjunction with Cryoport's GAAP financials, is useful to investors because it provides a basis for meaningful period-to-period comparisons of Cryoport's ongoing operating results, including results of operations, against investor and analyst financial models, identifying trends in Cryoport's underlying business and performing related trend analyses, and it provides a better understanding of how management plans and measures Cryoport's underlying business.

Cryoport, Inc. and Subsidiaries
Reconciliation of GAAP net loss to adjusted EBITDA
(unaudited)

	Three Months Ended
	March 31,
(in thousands)	2022	2021
GAAP net loss	$(13,404)	$(3,527)
Non-GAAP adjustments to net loss:
Depreciation and amortization expense	5,365	4,837
Acquisition and integration costs	257	828
Investment income	(1,264)	(398)
Unrealized loss on investments	4,908	263
Interest expense, net	1,491	1,210
Stock-based compensation expense	4,125	2,990
Income taxes	341	1,038
Adjusted EBITDA	$1,819	$7,241